Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, DECEMBER 19, 2011

MHI HOSPITALITY CORPORATION COMPLETES $12.2 MILLION,

6.24% PERCENT, SECURED DEBT FINANCING

Williamsburg, VA – December 19, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (“MHI” or the “Company”) today announced that it has successfully executed a new $12.2 million secured loan with Goldman Sachs Commercial Mortgage Capital, L.P., collateralized by a first mortgage on the Sheraton Louisville Riverside Hotel in Jeffersonville, Indiana. The loan is non-recourse and carries a term of five years with an annualized interest rate of 6.2415% and will amortize on a 25-year schedule. Proceeds from the loan were used to pay down indebtedness under the Company’s existing credit facility.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

(757) 229-5648